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                                                                     Exhibit 5.1
                                                                     -----------
                           [HOGAN & HARTSON L.L.P.]

                                May 8, 1998



Board of Directors
U.S. Foodservice
9830 Patuxent Woods Drive
Columbia, Maryland 21046

Gentlemen:

          This firm has acted as counsel to U.S. Foodservice (the
"Company"), a Delaware corporation, in connection with its registration, pursuant to a registration statement on Form S-3 filed on or about the date hereof (the "Registration Statement"), for resales of 228,773 shares (the "Shares") of common stock, par value $.01 per share, of the Company previously issued by the Company pursuant to the Stock Purchase Agreement dated as of March 10, 1998 among the Company, Westlund Provisions, Inc. and the other parties named therein (the "Stock Purchase Agreement"). This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
(S)229.601(b)(5), in connection with such registration.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  A copy of the Registration Statement.

          2.  A copy of the Stock Purchase Agreement.

          3. The Restated Certificate of Incorporation of the Company, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          4. The Amended and Restated By-laws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          5. Resolutions of the Board of Directors of the Company adopted on December 23, 1997, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.



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Board of Directors
U.S. Foodservice

May 8, 1998

Page 2


In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on or about the date of this opinion letter, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Hogan & Hartson L.L.P.

                                    HOGAN & HARTSON  L.L.P.